Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS 21 PERCENT YEAR-OVER-YEAR REVENUE GROWTH FOR FISCAL 2010 FOURTH QUARTER
Veritas® and Microsurgery Revenue Each Up 32 Percent Over Year-Ago Quarter;
Earnings per Share of $0.13 in Fourth Quarter
     ST. PAUL, Minn., Dec. 1, 2010 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported its financial results for the fourth quarter and fiscal year ended October 31, 2010.
     For the 2010 fiscal fourth quarter, net revenue rose to $18.1 million, a 21 percent increase over $15.0 million in the year-ago period. Net income for the fiscal 2010 fourth quarter was $1.5 million, or $0.13 per diluted share, compared to adjusted net income (non-GAAP) of $0.6 million, or $0.05 per diluted share, in the fiscal 2009 fourth quarter. Adjusted fiscal 2009 fourth quarter net income (non-GAAP) excludes the gain on the sale of auction rate securities and the related impact on income taxes. Net income on a GAAP basis for the fiscal 2009 fourth quarter was $3.8 million, or $0.33 per diluted share.
     For fiscal 2010, net revenue rose to $68.6 million, up 18 percent from $58.2 million in fiscal 2009. Net income for fiscal 2010 was $4.9 million, or $0.43 per diluted share, compared to adjusted net income (non-GAAP) of $6.6 million, or $0.56 per diluted share, in fiscal 2009. Adjusted fiscal 2009 net income (non-GAAP) excludes certain special charges. Net income on a GAAP basis for fiscal 2009 was $2.7 million, or $0.23 per diluted share. Non-cash stock-based compensation expense was $1.5 million in fiscal 2010 ($0.09 per diluted share after-tax), versus $0.9 million ($0.07 per diluted share after-tax) in fiscal 2009.
     “We are pleased with our overall revenue results. Our growth of 21 percent in the fourth quarter and 18 percent for the year is especially significant in light of the economic climate and the aggressive reaction by healthcare providers to evolving healthcare reform legislation,” said Richard Kramp, Synovis Life Technologies president and chief executive officer. “Synovis’ double-digit revenue growth speaks favorably of our people, our products and our markets. We have robust plans in place to continue on a strong growth
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Synovis Life Technologies
Dec. 1, 2010

trajectory in 2011 and beyond — fueled by our high potential products, particularly Veritas®, the Microsurgical line and our Orthopedic and Wound offerings.”
     Kramp continued, “New management strengthened our Surgical sales and marketing leadership team during the fourth quarter. We are fortunate Jodi Brendel joined Synovis as our vice president of sales and marketing early in the quarter. She has brought on a new leader for our U.S. marketing efforts and a director of international sales and marketing, as well as creating and filling a director of contracts and pricing position. This experienced leadership team has worked swiftly to identify high-priority growth drivers for the Surgical business and is focusing on several opportunities to drive revenue in the short and long term. Our Surgical, Microsurgical, and Orthopedic and Wound groups are launching their growth plans at their respective national sales meetings this quarter. I am optimistic about the opportunities before us and the enthusiasm of our sales professionals.”
Fourth Quarter and Fiscal 2010 Highlights
•	Revenue from Veritas rose to $3.7 million in the fourth quarter, a 32 percent increase over the comparable period last year. For the full fiscal year, revenue from Veritas rose to $14.4 million, a 64 percent increase over fiscal 2009. Veritas comprised 21 percent of overall net revenue in fiscal 2010, up from 15 percent in fiscal 2009. Synovis launched Veritas less than four years ago in the breast reconstruction and hernia repair markets, and the product is steadily gaining acceptance.

•	Revenue from Microsurgical products totaled $3.1 million in the fourth quarter, a 32 percent increase over the same period last year and a quarterly record. Sales of the Flow Coupler®, which received FDA marketing clearance in the fiscal second quarter, contributed to Microsurgical’s sales. For the full year, Microsurgical revenue totaled $11.0 million, a 27 percent increase over fiscal 2009.

•	Peri-Strips Dry® (PSD) revenue totaled $5.2 million in the fourth quarter, a 9 percent increase from the year-ago period and also a quarterly record. For the full year, PSD revenue totaled $19.4 million, consistent with fiscal 2009. Peri-Strips has been facing competitive pressure in the marketplace, but PSD revenue has increased sequentially since the fiscal 2010 first quarter.

•	Orthopedic and Wound product revenue totaled $685,000 for the fiscal fourth quarter, up 16 percent sequentially from the third quarter. For the year, fiscal 2010 revenue from Orthopedic and Wound products totaled $1.9 million. Orthopedic and Wound was established in July 2009 with the acquisition of substantially all of the assets of Pegasus Biologics, Inc. and its products were re-launched in early January 2010 following approval to manufacture and sell by the California Department of Public Health and the training of the initial members of our sales team. The primary products are the OrthADAPT® Bioimplant for orthopedic applications and Unite® Biomatrix for the treatment of chronic wounds.
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Synovis Life Technologies
Dec. 1, 2010

•	SG&A expenses totaled $9.6 million in the fourth quarter, up $0.4 million from the year-ago quarter, primarily due to higher sales and marketing costs.

•	Research and development (R&D) expenses totaled $1.3 million in the fourth quarter, up $0.2 million from the year-ago period. R&D investment in Orthopedic and Wound was higher than in previous quarters, due to the development and testing of the PROcuff™ orthopedic product. Synovis expects to launch this arthroscopically delivered device for reinforcement of rotator cuff repairs in the first half of 2011.

•	Operating income for the fourth quarter totaled $2.2 million, up 249 percent over operating income of $0.6 million in the year-ago period on higher revenue.
Balance Sheet and Cash Flow
•	Cash and investments totaled $61.9 million as of October 31, 2010, or $5.51 per share, compared to $61.0 million sequentially at the end of the third quarter of fiscal 2010 and $60.7 million at the end of fiscal 2009.

•	Operating activities provided cash of approximately $3.5 million in the fourth quarter of fiscal 2010 and $7.1 million in fiscal 2010. In fiscal 2009, operating activities provided cash of approximately $2.8 million in the fourth quarter and $9.8 million for the full fiscal year.

•	The company used $2.5 million in cash during the fiscal 2010 fourth quarter to repurchase 172,000 shares of its common stock, at an average price of $14.78. For the full fiscal year, the company used $5.1 million in cash to repurchase 386,000 shares at an average price of $13.22.
Looking Ahead
     Management believes revenue from historical operations (Surgical and Microsurgical products) will grow approximately 15 percent in fiscal 2011 with gross margins slightly above fiscal 2010 levels, driven by product mix. Operating expenses for historical operations in fiscal 2011 are expected to grow at a rate higher than revenue as a result of expanded sales and marketing programs, key investments in R&D and increased post-market clinical studies. Synovis anticipates that operating margins for historical operations in fiscal 2011 will be in the mid- to high-teens, with lower operating margins expected early in the year and higher operating margins expected in the second half of the year.
     Management believes that fiscal 2011 revenue from Orthopedic and Wound will more than double from fiscal 2010, with growth in each successive quarter. Gross margins slightly higher than 50 percent are currently anticipated as the acquired inventory with a stepped-up basis continues to be sold. The fiscal 2011 operating loss from this unit is expected to range from $5 million to $5.5 million, depending on revenue growth.
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Synovis Life Technologies
Dec. 1, 2010

Conference Call and Webcast
     Synovis Life Technologies will host a live webcast of its fiscal fourth-quarter conference call today, Dec. 1, at 10 a.m. CT to discuss the company’s results. To participate in the conference call, please dial (888) 713-4217 and enter pass code 41404167. Please dial in at least 10 minutes prior to the call.
     To access the live webcast, go to the investor information section of the company’s website, www.synovislife.com, and click on the webcast icon. A webcast replay will be available beginning at noon CT, Wednesday, Dec. 1.
     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 90191528. The audio replay will be available beginning at 2 p.m. CT on Wednesday, Dec. 1, through 6 p.m. CT on Wednesday, Dec. 8.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., a diversified medical device company based in St. Paul, Minn., develops, manufactures and markets biological and mechanical products used by several surgical specialties to facilitate the repair and reconstruction of soft tissue damaged or destroyed by disease or injury. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools — all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s website at www.synovislife.com.
     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of the sales force to grow revenues, the impact of increased competition in various markets Synovis serves, the ability to re-establish the Orthopedic and Wound products in the marketplace, outcomes of clinical and marketing studies as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, any operational or financial impact from the current global economic downturn, the impact of recently enacted healthcare reform legislation, as well as other factors found in the Company’s filings with the SEC, such as the “Risk Factors” section in Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2009 and our subsequent Quarterly Reports on Form 10-Q.
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Synovis Life Technologies
Dec. 1, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Statements of Income (unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	October 31		October 31
	2010	2009	2010	2009

Net revenue	$18,116	$15,010	$68,565	$58,211
Cost of revenue	5,026	4,138	19,025	16,444
Gross margin	13,090	10,872	49,540	41,767
Gross margin percentage	72%	72%	72%	72%

Selling, general and administrative expenses	9,554	9,144	37,812	29,867
Research and development expenses	1,296	1,086	4,393	3,798
Other	—	—	—	4,100
Operating expenses	10,850	10,230	42,205	37,765

Operating income	2,240	642	7,335	4,002

Interest income	73	154	284	920
Gain (loss) on sale of investments	—	2,750	—	(1,350)
Other income (loss)	73	2,904	284	(430)

Income before provision for (benefit from) income taxes	2,313	3,546	7,619	3,572
Provision for (benefit from) income taxes	833	(289)	2,743	866

Net income	$1,480	$3,835	$4,876	$2,706

Basic earnings per share	$0.13	$0.33	$0.43	$0.23

Diluted earnings per share	$0.13	$0.33	$0.43	$0.23

Weighted average shares outstanding — basic	11,284	11,550	11,262	11,588
Weighted average shares outstanding — diluted	11,449	11,754	11,441	11,827
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Synovis Life Technologies
Dec. 1, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Revenues (unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	October 31		October 31
	2010	2009	2010	2009

Veritas	$3,661	$2,777	$14,368	$8,757
Peri-Strips	5,153	4,707	19,414	19,384
Tissue-Guard	4,221	3,920	16,550	15,806
Microsurgery	3,123	2,368	11,020	8,668
Orthopedic & Wound	685	65	1,878	65
Surgical tools and other	1,273	1,173	5,335	5,531

Total Revenue	$18,116	$15,010	$68,565	$58,211

Domestic	$15,247	$12,918	$57,700	$49,290
International	2,869	2,092	10,865	8,921

Total Revenue	$18,116	$15,010	$68,565	$58,211

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Synovis Life Technologies
Dec. 1, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Balance Sheets
As of October 31, 2010 (unaudited) and 2009
(In thousands, except share and per share data)

	October 31,	October 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$12,951	$15,863
Short-term investments	41,119	38,960
Accounts receivable, net	8,701	6,925
Inventories	9,433	7,724
Deferred income tax asset, net	367	367
Other current assets	1,715	1,755

Total current assets	74,286	71,594

Investments, net	7,854	5,926
Property, plant and equipment, net	3,401	3,719
Goodwill	3,620	3,618
Other intangible assets, net	6,182	6,841
Deferred income tax asset, net	2,139	2,022

Total assets	$97,482	$93,720

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,644	$1,962
Accrued expenses	6,371	5,747

Total current liabilities	8,015	7,709

Total liabilities	8,015	7,709

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding 11,228,654 and 11,398,874 at October 31, 2010 and 2009, respectively	112	114
Additional paid-in capital	61,780	63,132
Accumulated other comprehensive income	26	92
Retained earnings	27,549	22,673

Total shareholders’ equity	89,467	86,011

Total liabilities and shareholders’ equity	$97,482	$93,720

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Synovis Life Technologies
Dec. 1, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(In thousands)

For the fiscal years ended October 31,	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,876	$2,706

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization of property, plant and equipment	1,228	1,017
Amortization of intangible assets	782	539
Amortization of investment premium, net	1,626	1,027
Loss on sale or disposal of manufacturing equipment	192	25
Provision for uncollectible accounts	204	149
Stock-based compensation	1,455	937
Tax benefit from stock option exercises	212	48
Acquired in-process research and development expense	—	3,500
Loss on sale of investments	—	1,350
Impairment of intangible assets	—	600
Deferred income taxes	(117)	(2,206)

Changes in operating assets and liabilities:
Accounts receivable	(1,980)	(953)
Inventories	(1,709)	62
Other current assets	40	677
Accounts payable	(318)	637
Accrued expenses	624	(321)

Net cash provided by operating activities	7,115	9,794

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(1,102)	(1,156)
Investments in identifiable intangible assets	(123)	(105)
Purchase of assets of Pegasus Biologics, Inc.	—	(12,319)
Purchases of investments	(79,397)	(43,226)
Redemptions of investments	73,618	23,405
Decrease in restricted cash	—	2,950
Other	(2)	(335)

Net cash used in investing activities	(7,006)	(30,786)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds related to stock-based compensation plans	1,996	823
Repurchase of the Company’s common stock	(5,101)	(11,018)
Excess tax benefit of stock option exercises	84	155

Net cash used in financing activities	(3,021)	(10,040)

Net change in cash and cash equivalents	(2,912)	(31,032)
Cash and cash equivalents at beginning of year	15,863	46,895

Cash and cash equivalents at end of year	$12,951	$15,863

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Synovis Life Technologies
Dec. 1, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Measures (unaudited)
(In thousands, except per share data)
The company believes adjusting GAAP basis results to exclude the impact of certain special charges is helpful in analyzing its operating results. There were no special charges in the three and twelve month periods ended October 31, 2010. A reconciliation of GAAP basis results as reported to adjusted results (non-GAAP) for the three months ended October 31, 2009 follows:

	Operating	Pre-tax	Net
	Income	Income	Income	EPS
GAAP Results	$642	$3,546	$3,835	$0.33
Adjustments
Gain on sale of ARS	—	(2,750)	(2,750)	(0.24)
Tax benefit on sale of ARS	—	—	(477)	(0.04)

Total Adjustments	—	(2,750)	(3,227)	(0.28)

Adjusted Results (Non-GAAP)	$642	$796	$608	$0.05

A reconciliation of GAAP basis results as reported to adjusted results (non-GAAP) for the twelve months ended October 31, 2009 follows:

	Operating	Pre-tax	Net
	Income	Income	Income	EPS
GAAP Results	$4,002	$3,572	$2,706	$0.23
Adjustments
Loss on sale of ARS	—	1,350	873	0.07
Intangible asset impairment	600	600	437	0.04
In-process R&D expense	3,500	3,500	2,548	0.22

Total Adjustments	4,100	5,450	3,858	0.33

Adjusted Results (Non-GAAP)	$8,102	$9,022	$6,564	$0.56

     The non-GAAP financial measurements are provided to assist in understanding the impact of certain items on Synovis’ actual results of operations. Management believes this will assist investors in making an evaluation of Synovis’ performance on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This non-GAAP information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States.
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